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Pricing Supplement No. J1 To the Prospectus dated March 29, 2007, Prospectus Supplement dated March 24, 2008 and Product Supplement dated July 18, 2008	Filed Pursuant to Rule 424(b)2 Registration No. 333-132936-14 August 1, 2008

Credit Suisse

General

  •
  The notes are designed for investors who seek a return of three times the appreciation of an equally weighted basket of 10 common stocks up to a maximum total return on the notes of 40.00% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines, be willing to lose some or all of their initial investment.

  •
  Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing August 19, 2010†

  •
  Minimum purchase of $20,000. Denominations of $1,000 and integral multiples of $1,000 in excess thereof.

  •
  The notes priced on August 1, 2008 and are expected to settle on August 6, 2008.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor's AA-, Moody's Aa1) ††

Basket:	The Basket consists of 10 common stocks (each, a "Basket Stock" and collectively, the "Basket Stocks"). The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth under "The Basket" on page 3 of this pricing supplement.

Upside Leverage Factor:	3

Payment at Maturity:
If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 principal amount equal to the Basket Return multiplied by three, subject to the Maximum Total Return on the notes of 40.00%. For example, if the Basket Return is more than 13.33%, you will receive the Maximum Total Return on the notes of 40.00%, which entitles you to a maximum payment at maturity of $1,400 for every $1,000 principal amount that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount will be calculated as follows, subject to the Maximum Total Return:
$1,000 + ($1,000 × Basket Return × 3)

Your investment will be fully exposed to any decline in the Basket. If the Ending Basket Level declines from the Starting Basket Level, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level. Accordingly, if the Basket Return is negative, your payment at maturity per $1,000 principal amount will be calculated as follows:
$1,000 + ($1,000 × Basket Return)
You will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level.

Basket Return:	Ending Basket Level - Starting Basket Level Starting Basket Level
Starting Basket Level:	100
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the five Valuation Dates.
Basket Closing Level:	For each of the Valuation Dates, the Basket Closing Level will be calculated as follows:
100 × [1 + the sum of the Stock Returns of each Basket Stock on the relevant Valuation Date × (1/10)]
Stock Return:	With respect to each Basket Stock, on each of the Valuation Dates:
Final Share Price - Initial Share Price Initial Share Price
Initial Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the pricing date. See "The Basket" on page 3 of this pricing supplement.
Final Share Price:	With respect to each Basket Stock, on each of the Valuation Dates, the closing price of one share of such Basket Stock on such day times the Stock Adjustment Factor for such Basket Stock on such day.
Stock Adjustment Factor:	With respect to each Basket Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See "Description of the Securities—Redemption amount" and "Description of the Securities—Antidilution adjustments" in the accompanying product supplement for further information.
Ending Averaging Dates†	August 10, 2010, August 11, 2010, August 12, 2010, August 13, 2010 and August 16, 2010 (each Ending Averaging Date, a "Valuation Date")
Maturity Date†	August 19, 2010
CUSIP/ISIN:	22546ECE2 / US22546ECE23
†
Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."
††
A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued by Credit Suisse, does not enhance, affect or address the likely performance of the notes other than the ability of the Issuer to meet its obligations.

Investing in the notes involves a number of risks. See "Risk Factors" beginning on page PS-4 of the accompanying product supplement and "Selected Risk Considerations" beginning on page 5 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to the Public[1]	Fees[2]	Proceeds to Issuer
Per Note	$1,000	$15	$985
Total	$5,299,000	$42,975	$5,256,025
1
Certain fiduciary accounts will pay a purchase price of $985.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
2
J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. JPMorgan Chase Bank, N.A. will forego fees for sales to fiduciary accounts. JPMSI will receive a fee from Credit Suisse or one of our affiliates of 1.50% of the principal amount of the notes. The total fees represent the amount that JPMSI received from accounts other than such fiduciary accounts. Please see "Supplemental Plan of Distribution" in this pricing supplement for information about fees.

The notes are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$5,299,000.00	$208.25

JPMorgan
Placement Agent

August 1, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated March 29, 2007, as supplemented by the prospectus supplement dated March 24, 2008 and the product supplement dated July 18, 2008, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
  http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
  http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

  •
  Product supplement dated July 18, 2008:
  http://www.sec.gov/Archives/edgar/data/1053092/000104746908008232/a2186888z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

The Basket

The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth below:

Ticker Symbol (US)	Basket Stock	Exchange	Stock Weighting	Initial Share Price
MMM	3M Company	NYSE	1/10	70.15
CAT	Caterpillar Inc.	NYSE	1/10	68.14
GLW	Corning Incorporated	NYSE	1/10	20.34
DOV	Dover Corporation	NYSE	1/10	48.56
ETN	Eaton Corporation	NYSE	1/10	69.44
FLEX	Flextronics International Ltd.	NASDAQ	1/10	9.06
COL	Rockwell Collins, Inc.	NYSE	1/10	49.74
TXT	Textron Inc.	NYSE	1/10	43.06
TYC	Tyco International Ltd.	NYSE	1/10	43.16
UTX	United Technologies Corporation	NYSE	1/10	63.56

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The "total return" as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount to $1,000. The hypothetical total returns set forth below assume a Maximum Total Return on the notes of 40.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180	80.00%	40.00%
165	65.00%	40.00%
150	50.00%	40.00%
140	40.00%	40.00%
130	30.00%	40.00%
113.33	13.33%	40.00%
110	10.00%	30.00%
107.50	7.50%	22.50%
105	5.00%	15.00%
102.50	2.50%	7.50%
101	1.00%	3.00%
100	0.00%	0.00%
95	-5.00%	-5.00%
90	-10.00%	-10.00%
85	-15.00%	-15.00%
80	-20.00%	-20.00%
70	-30.00%	-30.00%
60	-40.00%	-40.00%
50	-50.00%	-50.00%
40	-60.00%	-60.00%
30	-70.00%	-70.00%
20	-80.00%	-80.00%
10	-90.00%	-90.00%
0	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 110.    Because the Ending Basket Level of 110 is greater than the Starting Basket Level of 100 and the Basket Return of 10% multiplied by 3 does not exceed the Maximum Total Return of 40.00%, the investor receives a payment at maturity of $1,300 per $1,000 principal amount, calculated as follows:

$1,000 + [$1,000 × (10% × 3)] = $1,300

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120.    Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return of 20% multiplied by 3 exceeds the Maximum Total Return of 40.00%, the investor receives a payment at maturity of $1,400.00 per $1,000 principal amount, the maximum payment on the notes.

Example 3: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 80.    Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the Basket Return is negative and the investor receives a payment at maturity of $800 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × -20%) = $800

Selected Purchase Considerations

  •
  APPRECIATION POTENTIAL—The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by three, up to the Maximum Total Return on the notes of 40.00%, or $400 for every $1,000 principal amount. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

  •
  RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 10 BASKET STOCKS—The return on the notes is linked to the performance of an equally weighted Basket, which consists of 10 Basket Stocks. These Basket Stocks are the common stocks of 3M Company, Caterpillar Inc., Corning Incorporated, Dover Corporation, Eaton Corporation, Flextronics International Ltd., Rockwell Collins, Inc., Textron Inc., Tyco International Ltd. and United Technologies Corporation.

  •
  CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS—Please refer to "Certain U.S. Federal Income Tax Considerations" in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Stocks. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

  •
  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS—The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level.

  •
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN—If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 40.00% of the $1,000 principal amount, regardless of the appreciation in the Basket, which may be significant.

  •
  CHANGES IN THE VALUE OF THE BASKET STOCKS MAY OFFSET EACH OTHER—The notes are linked to a weighted Basket consisting of 10 Basket Stocks. Price movements in the Basket Stocks may not correlate with each other. At a time when the value of some of the Basket Stocks increase, the value of other Basket Stocks may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of some of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Stocks.

  •
  NO OWNERSHIP RIGHTS IN THE BASKET STOCKS—As a holder of the notes, you will not have any ownership interest or rights in any of the Basket Stocks, such as voting rights or dividend payments. In addition, the issuers of the Basket Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Basket Stocks and the notes.

  •
  NO AFFILIATION WITH THE BASKET STOCK ISSUERS—We are not affiliated with the issuers of the Basket Stocks. We assume no responsibility for the adequacy of the information about the Basket Stock issuers contained in this pricing supplement. You should make your own investigation into the Basket Stocks and their issuers. We are not responsible for the Basket Stock issuers' public disclosure of information, whether contained in SEC filings or otherwise.

  •
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY—While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent's commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

  •
  LACK OF LIQUIDITY—The notes will not be listed on any securities exchange. Credit Suisse Securities Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse Securities Inc. may be willing to buy the notes.

  •
  POTENTIAL CONFLICTS—We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Basket Stock issuers, including extending loans to, or making equity investments in, such Basket Stock issuer(s) or providing advisory services to such Basket Stock issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Stock issuers and these reports may or may not recommend that investors buy or hold the Basket Stock(s). As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Basket Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

  •
  HEDGING AND TRADING IN THE BASKET STOCKS—While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Stocks or instruments related to one or more of the Basket Stocks. We or our affiliates may also trade in the Basket Stocks or instruments related to either or both of the Basket Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

  •
  ANTIDILUTION PROTECTION IS LIMITED—The calculation agent will make adjustments to the Stock Adjustment Factor for each Basket Stock to reflect certain events affecting such Basket Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Basket Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See "Description of the Securities—Antidilution adjustments" in the accompanying product supplement for further information.

  •
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES—In addition to the closing price of the Basket Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
  •
  the expected volatility in the Basket Stocks;

  •
  the time to maturity of the notes;

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  the dividend rates paid on the Basket Stocks;

  •
  interest and yield rates in the market generally;

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  a variety of economic, financial, political, regulatory or judicial events;

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  the occurrence of certain events affecting the issuer(s) of the Basket Stock(s) that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and

  •
  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

 The Basket Stocks

Public Information

All information contained herein on the Basket Stocks and on the Basket Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information of the Basket Stocks and the Basket

The graphs contained in this pricing supplement set forth the historical performance of the Basket Stocks as well as the Basket as a whole based on the weekly closing prices (in U.S. dollars) of the Basket Stocks from January 31, 2003 through August 1, 2008. The graph of the historical Basket performance assumes the Basket Closing Level on August 1, 2008 was 100 and the Stock Weightings were as specified under "Basket" in this pricing supplement. We obtained the closing prices and other market information in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Basket Stock, the price of such Basket Stock has experienced significant fluctuations. The historical performance of each Basket Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Basket Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Basket Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Basket Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Basket Stock.

3M Company ("3M")

According to its publicly available filings with the SEC, 3M is a diversified technology company with a global presence in the following businesses: industrial and transportation; health care; display and graphics; consumer and office; safety, security and protection services; and electro and communications. The common stock of 3M, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of 3M in the accompanying product supplement. 3M's SEC file number is 001-03285.

Historical Information of the Common Stock of 3M

The following graph sets forth the historical performance of the common stock of 3M based on the weekly closing price (in U.S. dollars) of the common stock of 3M from January 2, 2003 through August 1, 2008. The closing price of the common stock of 3M on August 1, 2008 was $70.15.

Caterpillar Inc. ("CAT")

According to its publicly available filings with the SEC, CAT operates three principal lines of business including machinery, engines and financial products. CAT's machinery and engine business includes the design, manufacture, marketing and sales of construction, mining and forestry machinery while the financial business includes a wide range of financing alternatives to customers and dealers of CAT machinery. The common stock of CAT, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of CAT in the accompanying product supplement. CAT's SEC file number is 001-00768.

Historical Information of the Common Stock of CAT

The following graph sets forth the historical performance of the common stock of CAT based on the weekly closing price (in U.S. dollars) of the common stock of CAT from January 2, 2003 through August 1, 2008. The closing price of the common stock of CAT Inc. on August 1, 2008 was $68.14.

Corning Incorporated ("Corning")

According to its publicly available filings with the SEC, Corning is a global, technology-based corporation that operates in four reportable business segments: display technologies, telecommunications, environmental technologies and life sciences. The common stock of Corning, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Corning in the accompanying product supplement. Corning's SEC file number is 001-03247.

Historical Information of the Common Stock of Corning

The following graph sets forth the historical performance of the common stock of Corning based on the weekly closing price (in U.S. dollars) of the common stock of Corning from January 2, 2003 through August 1, 2008. The closing price of the common stock of Corning on August 1, 2008 was $20.34.

Dover Corporation ("Dover")

According to its publicly available filings with the SEC, Dover is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. The common stock of Dover, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Dover in the accompanying product supplement. Dover's SEC file number is 001-04018.

Historical Information of the Common Stock of Dover

The following graph sets forth the historical performance of the common stock of Dover based on the weekly closing price (in U.S. dollars) of the common stock of Dover from January 2, 2003 through August 1, 2008. The closing price of the common stock of Dover on August 1, 2008 was $48.56.

Eaton Corporation ("Eaton")

According to its publicly available filings with the SEC, Eaton is a diversified industrial manufacturer that produces electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. The common shares of Eaton, par value $0.50 per share, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Eaton in the accompanying product supplement. Eaton's SEC file number is 001-01396.

Historical Information of the Common Shares of Eaton

The following graph sets forth the historical performance of the common shares of Eaton based on the weekly closing price (in U.S. dollars) of the common shares of Eaton from January 2, 2003 through August 1, 2008. The closing price of a common share of Eaton on August 1, 2008 was $69.44.

Flextronics International Ltd. ("Flextronics")

According to its publicly available filings with the SEC, Flextronics, a company based in Singapore, is a multi-national corporation that provides vertically-integrated advanced design and electronics manufacturing services to original equipment manufacturers in the infrastructure, mobile communications, computing, consumer digital devices, industrial, automotive, marine, aerospace and medical device markets. The ordinary shares of Flextronics, no par value, are listed on the NASDAQ, which we refer to as the Relevant Exchange for purposes of Flextronics in the accompanying product supplement. Flextronics' SEC file number is 000-23354.

Historical Information of the Ordinary Shares of Flextronics

The following graph sets forth the historical performance of the ordinary shares of Flextronics based on the weekly closing price (in U.S. dollars) of the ordinary shares of Flextronics from January 2, 2003 through August 1, 2008. The closing price of an ordinary share of Flextronics on August 1, 2008 was $9.06.

Rockwell Collins, Inc. ("Rockwell")

According to its publicly available filings with the SEC, Rockwell provides design, production and support of communications and aviation electronics for military and commercial customers worldwide. The common stock of Rockwell, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Rockwell in the accompanying product supplement. Rockwell's SEC file number is 001-16445.

Historical Information of the Common Stock of Rockwell

The following graph sets forth the historical performance of the common stock of Rockwell based on the weekly closing price (in U.S. dollars) of the common stock of Rockwell from January 2, 2003 through August 1, 2008. The closing price of the common stock of Rockwell on August 1, 2008 was $49.74.

Textron Inc. ("Textron")

According to its publicly available filings with the SEC, Textron is a multi-industry company that leverages its global network of aircraft, industrial and finance businesses to provide innovative solutions and services around the world. The common stock of Textron, par value $0.125 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Textron in the accompanying product supplement. Textron's SEC file number is 001-05480.

Historical Information of the Common Stock of Textron

The following graph sets forth the historical performance of the common stock of Textron based on the weekly closing price (in U.S. dollars) of the common stock of Textron from January 2, 2003 through August 1, 2008. The closing price of the common stock of Textron on August 1, 2008 was $43.06.

Tyco International Ltd. ("Tyco")

According to its publicly available filings with the SEC, Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. The common shares of Tyco, par value $0.80 per share, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Tyco in the accompanying product supplement. Tyco's SEC file number is 001-13836.

Historical Information of the Common Shares of Tyco

The following graph sets forth the historical performance of the common shares of Tyco based on the weekly closing price (in U.S. dollars) of the common shares of Tyco from January 2, 2003 through August 1, 2008. The closing price of a common share of Tyco on August 1, 2008 was $43.16.

United Technologies Corporation ("UTC")

According to its publicly available filings with the SEC, UTC provides high technology products and services to the building systems and aerospace industries worldwide. The common stock of UTC, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of UTC in the accompanying product supplement. UTC's SEC file number is 001-00812.

Historical Information of the Common Stock of UTC

The following graph sets forth the historical performance of the common stock of UTC based on the weekly closing price (in U.S. dollars) of the common stock of UTC from January 2, 2003 through August 1, 2008. The closing price of the common stock of UTC on August 1, 2008 was $63.56.

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from January 31, 2003 through August 1, 2008. The following graph assumes the Basket Closing Level on August 1, 2008 was 100 and the Stock Weightings were as specified under "The Basket" in this pricing supplement.

Certain U.S. Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

  •
  a mutual fund,

  •
  a tax-exempt organization,

  •
  a grantor trust,

  •
  certain U.S. expatriates,

  •
  an insurance company,

  •
  a dealer or trader in securities or foreign currencies,

  •
  a person (including traders in securities) using a mark-to-market method of accounting,

  •
  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date of this free writing prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the reference shares that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if

  (a)
  a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of less than one year, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of less than one year, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on whether (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) income and gain on such an instrument should be ordinary or capital, and (c) foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Forward Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. The Bill, if enacted, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. JPMSI will receive a fee from Credit Suisse or one of our affiliates that will not exceed $15.00 per $1,000 principal amount of notes. JPMorgan Chase Bank, N.A. will forgo fees for sales to fiduciary accounts. The total fees represent the amount that JPMSI received from accounts other than such fiduciary accounts.

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